Exhibit 2.2

AGREEMENT OF SALE AND PURCHASE

FLEETWOOD FOLDING TRAILERS, INC., as Real Estate Seller

&

FTCA REAL ESTATE, LLC, as Real Estate Buyer

EXHIBITS:

“A”	LEGAL DESCRIPTION

“B”	FORM OF QUIT CLAIM DEED

“C”	FORM OF NONFOREIGN PERSON CERTIFICATION

AGREEMENT OF SALE AND PURCHASE

                THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made this 12th day of May, 2008, between Fleetwood Folding Trailers, Inc., a Delaware corporation (“Real Estate Seller”), and FTCA Real Estate, LLC, a Delaware limited liability company (“Real Estate Buyer”). This Agreement is to be effective as of the date on which this Agreement has been fully executed and delivered by Real Estate Buyer and Real Estate Seller (the “Effective Date”). Upon the request of either party, the other shall confirm in writing the Effective Date.

BACKGROUND:

                A.            Fleetwood Enterprises, Inc., a Delaware corporation (“Fleetwood Enterprises”), owns all of the outstanding capital stock of Fleetwood Holdings, Inc., a Delaware corporation (“Fleetwood Holdings”), and Fleetwood Holdings owns all of the outstanding common stock of the Real Estate Seller;

                B.            Fleetwood Holdings intends to sell all of the outstanding common stock of Real Estate Seller to FTCA, LLC, a Delaware limited liability company and an affiliate of Real Estate Buyer (“Stock Buyer”), pursuant to an Amended and Restated Stock Purchase Agreement dated May 12, 2008, among Fleetwood Enterprises, Fleetwood Holdings, Real Estate Buyer and Stock Buyer (the “Stock Purchase Agreement”); and

                C.            The closing of the transactions contemplated by this Agreement is a condition precedent to the closing of the transactions contemplated by the Stock Purchase Agreement.

                WHEREAS, upon and subject to the terms and conditions of this Agreement, the Real Estate Buyer desires to purchase from the Real Estate Seller, and the Real Estate Seller desires to sell to the Real Estate Buyer, the Real Property (defined below).

                NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Agreement to Sell and Purchase.    Real Estate Seller agrees to sell to Real Estate Buyer, and Real Estate Buyer agrees to purchase from Real Estate Seller, subject to the terms and conditions of this Agreement, all of that certain tract or piece of land located at 258 Beacon Street, Somerset, Pennsylvania, containing 43.5336 acres, more or less, and located in the Commonwealth of Pennsylvania, County of Somerset, Borough of Somerset, as more fully described in the legal description attached hereto as Exhibit “A”, being the real property owned by Real Estate Seller in that location, together with all right, title and interest of Real Estate Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or abutting or adjoining such tract or piece of land and any easements and appurtenances pertaining thereto (the “Land”) and all the buildings and other improvements situated thereon, including all fixtures attached or appurtenant to, located in or on, or used in connection therewith (the “Improvements”) (the Land and the Improvements together being the “Real Property”). Real Estate Buyer and Real Estate Seller acknowledge and agree that the Real Property to be sold to Real Estate Buyer from Real Estate Seller and purchased from Real Estate Seller by Real Estate Buyer, pursuant to this Agreement, shall not include service contracts, licenses, permits, correspondence, documents, maintenance records, or promotional materials held by Real Estate Seller in connection with the upkeep, repair, maintenance, or operation of the Land or Improvements (the “Excluded Items”), and the Real Estate Seller’s right, title and interest in and to such Excluded Items shall not be assigned to, or assumed by, Real Estate Buyer under this Agreement.

2.             Purchase Price. The purchase price for the Real Property is Seven Million Dollars ($7,000,000) (the “Purchase Price”). The Purchase Price shall be paid to Real Estate Seller in cash by wire transfer of immediately available federal funds at the closing hereunder. It is agreed that at the time of closing, in exchange for the Real Estate Buyer’s delivery of the Purchase Price at closing, Real Estate Seller shall deliver to Real Estate Buyer duly executed originals of (a) a quit claim deed to the Real Property, in the form attached hereto as Exhibit “B” (the “Deed”), and (b) a Nonforeign Person Certification, in the form attached hereto as Exhibit “C”, as required under Section 1445 of the Internal Revenue Code.

3.             Closing. Closing hereunder shall occur immediately prior to the closing under the Stock Purchase Agreement. On or before the day of closing, Real Estate Seller shall cause to be delivered to First American Title Insurance Company as escrow agent (the “Escrow Agent”) the executed Deed upon the condition that the Deed shall not be released by said Escrow Agent until Real Estate Seller has provided confirmation to Escrow Agent that the closing has occurred under the Stock Purchase Agreement. If the closing under the Stock Purchase Agreement has not occurred prior to the close of business on the day on which the closing under this Agreement has occurred, then the Deed shall be returned to Real Estate Seller.

4.             Conditions Precedent to Real Estate Buyer’s Obligations. The Real Estate Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the date of closing, of each of the conditions set forth in Article VI of the Stock Purchase Agreement (other than Section 6.6 thereof), any of which may be waived by the Real Estate Buyer, in whole or in part, to the extent permitted by applicable law.

5.             Conditions Precedent to Real Estate Seller’s Obligations. The Real Estate Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the date of closing, of each of the conditions set forth in Article VII of the Stock Purchase Agreement (other than Section 7.7 thereof), any of which may be waived by the Real Estate Buyer, in whole or in part, to the extent permitted by applicable law.

6.             Condition of Property. The Real Property is being conveyed in “as is” condition without any representation or warranty of Real Estate Seller.

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7.             Fees and Expenses. Real Estate Buyer and Real Estate Seller shall each be responsible for one-half of any state and local transfer taxes payable in connection with the transactions contemplated by this Agreement. Real Estate Buyer shall be responsible for all other fees or other costs related to the within transaction. Except as expressly provided in this Section 7, Real Estate Seller shall only be responsible for its attorneys fees.

8.             Termination. This Agreement shall terminate automatically upon termination of the Stock Purchase Agreement, without any further action by any of the parties hereto.

9.             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.           Governing Law. The provisions of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws thereof.

11.           Notices; Designation of Contacts. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Real Estate Seller:

Fleetwood Folding Trailers, Inc.

c/o Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, California 92503

Attention: Leonard J. McGill, Esq.

Senior Vice President, General Counsel and Secretary

Fax no.: (951) 977-2097

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough, L.L.P.

151 Meeting Street, Suite 600

Charleston, South Carolina 29401-2239

Attention: Michael D. Bryan, Esq.

Fax no.: (843) 720-4349

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Real Estate Buyer:

FTCA Real Estate, LLC

c/o Blackstreet Capital Advisors, LLC

4800 Montgomery Lane, Suite 940

Bethesda, MD 20814

Attention: Murry N. Gunty

Fax no.: (240) 223-1331

With a copy (which shall not constitute notice) to:

Patton Boggs LLP

2550 M. Street, NW

Washington. DC 20037

Attention: Douglas C. Boggs

Fax no.: (202) 457-6315

12.           Entire Agreement and Modification. This Agreement and the Stock Purchase Agreement supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.           Assignments, Successors and Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party except that the Real Estate Buyer may collaterally assign its rights under this Agreement to a third party lender of the Real Estate Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in the first sentence of this Section 13, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.

14.           Counterparts. This Agreement may be executed in counterparts and following the signature by both such parties, each such counterpart shall be deemed to constitute a complete copy when placed together.

[SIGNATURE PAGE FOLLOWS]

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                IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

REAL ESTATE SELLER:

FLEETWOOD FOLDING TRAILERS, INC., a
Delaware corporation

By:	/s/ Elden L. Smith
Print Name:	Elden L. Smith
Title:	President & CEO

(SEAL)

REAL ESTATE BUYER:

FTCA REAL ESTATE, LLC, a Delaware limited
liability company

By:	/s/ Aldus H. Chapin
Print Name:	Aldus H. Chapin
Title:	Secretary

(SEAL)